Filed Pursuant to Rule 433

Registration No. 333-180147-08

«PXG DETAILS« $1.5BLN+ SDART 2013-5 (SUBPRIME AUTO)

JT-LEADS: JPM, DB

CO-MGRS: CITI, CS, RBC, SANT

CLS	SIZE(MM)	WAL	M/F	E.FNL	L.FNL	PXG	YLD	CPN	$PX
A	223.000	0.19	P-1/F1+	03/14	11/14	0.26%	0.260	0.26	100.00000
A2A	252.000	0.95	Aaa/AAA	07/15	04/17	EDSF+37	0.642	0.64	99.99892
A2B	252.000	0.95	Aaa/AAA	07/15	04/17	1ML+38	—	—	100.00000
A3	226.580	1.95	Aaa/AAA	03/16	02/18	EDSF+43	0.822	0.82	99.99885
B	201.920	2.63	Aa1/AA	11/16	10/18	IS+100	1.563	1.55	99.97958
C	204.470	3.40	A2/A	09/17	06/19	IS+145	2.261	2.25	99.99864
D	100.960	4.03	Baa2/BBB	12/17	10/19	IS+170	2.753	2.73	99.97208
E	87.380	4.07	Ba2/BB	12/17	03/21	IS+270	3.769	3.73	99.96335

EXPECTED PXG	: PXD
EXPECTED SETTLE	: 11/20
PXG SPEED	: 1.50% ABS, 10% CLEAN-UP CALL
REGISTRATION	: CLS A1-D-SEC-REGISTERED, CLS E-144A
ERISA ELIGIBLE	: YES
B&D	: J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.